Exhibit 3.2

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
TANDEM PREFERRED STOCK
OF
EXELA TECHNOLOGIES, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

EXELA TECHNOLOGIES, INC., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Second Amended and Restated Certificate of Incorporation, as amended (the “Second Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board”) has adopted the following resolution on May 17, 2022, creating a series of preferred stock, par value $0.0001 per share, of the Company designated as Tandem Preferred Stock, which resolution remains in full force and effect on the date hereof:

RESOLVED, that, pursuant to the authority conferred upon the Board by the Second Amended and Restated Certificate of Incorporation and Section 151(g) of the DGCL, the Board hereby creates, authorizes and provides for the issuance of a series of preferred stock, par value $0.0001 per share, of the Company and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof are as follows:

1.            Designation and Amount; Ranking.

(a)            There shall be created from the 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Second Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “Tandem Preferred Stock”, par value $0.0001 per share (the “Tandem Preferred Stock”). The authorized number of shares of Tandem Preferred Stock shall initially be 5,000,000, which number the Board may from time to time increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Tandem Preferred Stock then-outstanding). Shares of Tandem Preferred Stock that are repurchased, redeemed or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series.

(b)            The Tandem Preferred Stock, with respect to rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

2.            Definitions. As used herein, the following terms shall have the following meanings:

(a)            “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(b)            “Board” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(c)            “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(d)            “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(e)            “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

(f)            “Holder” shall mean a holder of record of the Tandem Preferred Stock.

(g)            “Issue Date” shall mean May 17, 2022, the original date of issuance of the Tandem Preferred Stock.

(h)            “Junior Stock” shall mean the Common Stock and any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank junior to the Tandem Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company.

(i)            “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(j)            “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Tandem Preferred Stock as to dividend rights, and/or rights upon the liquidation, winding-up or dissolution of the Company. The Series B Preferred Stock is Parity Stock.

(k)            “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(l)            “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock, the terms of which expressly provide that such class or series will rank senior to the Tandem Preferred Stock as to rights upon the liquidation, winding-up or dissolution of the Company, including the Series A Preferred Stock.

(m)            “Series A Preferred Stock” shall mean the Series A Perpetual Convertible Preferred Stock, par value $0.0001 per share.

(n)            “Series B Preferred Stock” shall mean the 6.00% Series B Cumulative Convertible Perpetual Preferred Stock, par value $0.0001 per share.

3.            Dividends. No Holder of shares of Tandem Preferred Stock shall be entitled to receive dividends of any kind with respect to shares of Tandem Preferred Stock.

4.            Voting.

(a)            Except as otherwise provided herein or required by applicable law, on all matters submitted to a vote of the stockholders of the Company, the holders of shares of Tandem Preferred Stock will be entitled to vote with the holders of the Common Stock as a single class. Each share of Tandem Preferred Stock will entitle the holder thereof to 20 votes per share, subject to adjustment as set forth in Section 4(b).

(b)            If the Company issues shares of Common Stock as a dividend or distribution on shares of its Common Stock to all holders of its Common Stock, or if it effects a share split or share combination, the number of votes per share of Tandem Preferred Stock will be adjusted as follows:

V1 = V0 * (OS1/OS0)

Where:

V0 = the number of votes per share of Tandem Preferred Stock in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

V1 = the number of votes per share of Tandem Preferred Stock in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of our Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph shall become effective (x) at the open of business on the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph is declared but not so paid or made, the number of votes per share of Tandem Preferred Stock shall be readjusted to the number of votes per share of Tandem Preferred Stock that would then be in effect if such dividend or distribution had not been declared. The number of votes per share of Tandem Preferred Stock will not be adjusted except as specifically described herein. Without limiting the foregoing, the number of votes per share of Tandem Preferred Stock will not be adjusted for:

(i)            the issuance of any shares of Common Stock other than pursuant to any dividend or distribution on shares of Common Stock, share split or share combination or other transaction that the board of directors of the Companies determines requires an equitable adjustment;

(ii)           the issuance or repurchase of any shares of Common Stock or options or rights to purchase such shares for consideration at, above, or below the then current market price of Common stock; and

(iii)          accumulated and unpaid dividends or distributions with respect to the Series B Preferred Stock.

(c)            So long as any shares of Tandem Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of holders of a majority in voting power of the Tandem Preferred Stock, voting together as a single class, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Second Amended and Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the Tandem Preferred Stock. Any increase in the amount of authorized preferred stock (including, without limitation, additional Tandem Preferred Stock) or the creation or issuance of any additional shares of Tandem Preferred Stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, of Parity Stock and Senior Stock shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Tandem Preferred Stock specified herein.

5.            Liquidation Rights.

(a)            In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of the Tandem Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the par value of such Tandem Preferred Stock with respect to each share of Tandem Preferred Stock held by such Holder, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)            Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c)            After the payment in full of the preferential amounts provided for in this Section 5, no Holder of Tandem Preferred Stock shall have any right or claim to any of the remaining assets of the Company.

(d)            In the event the assets of the Company available for distribution to Holders of Tandem Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Tandem Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which such holders of Tandem Preferred Stock and any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

6.            Restrictions on Issuance and Transfer .

(a)            Tandem Preferred Stock may only be issued: (i) as a dividend on a shares of Series B Preferred Stock outstanding as of the Issue Date, on the basis of one share of Tandem Preferred Stock with respect to each share of Series B Preferred Stock, or (ii) subsequent to the Issue Date, in connection with the issuance of additional shares of Series B Preferred Stock on the basis of one share of newly issued Tandem Preferred Stock with respect to each newly issued share of Series B Preferred Stock.

(b)            With respect to a share of Tandem Preferred Stock (the “Tandem Share”) either issued as a divided with respect to, or originally issued with, a share of Series B Preferred Stock (the “Underlying B Share”), if a Holder transfers such Underlying B Share to any transferee, the Tandem Share shall be automatically transferred simultaneously to such transferee without any further action by such Holder. A Holder may transfer a Tandem Share to any transferee only if such Holder also simultaneously transfers the Underlying B Share to such transferee. Any purported transfer of shares of Tandem Preferred Stock in violation of this Section 6 shall be null and void.

(c)            Upon the redemption of a Holder’s shares of Series B Preferred Stock or the conversion of shares of Series B Preferred Stock into Common Stock, an equal number of such Holder’s shares of Tandem Preferred Stock shall, without any further action required by the Holder thereof, be automatically transferred to the Company for cancellation without the payment of any additional consideration by the Company.

7.            Transfer Agent and Registrar.

The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Tandem Preferred Stock shall be Continental Stock Transfer & Trust. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. For the avoidance of doubt, the Company shall notify the Registrar in writing upon the Company’s or any of its Affiliates’ purchases or sales of Tandem Preferred Stock.

8.            Certificates.

If physical certificates are issued, then the Company shall, upon written request of a Holder, issue certificates in definitive form representing the shares of Tandem Preferred Stock held by such Holder. The Company may place appropriate legends on any certificate representing the shares of Tandem Preferred Stock to reflect any applicable restrictions on transfer.

9.            Other Provisions.

(a)            The shares of Tandem Preferred Stock shall be issuable only in whole shares.

(b)            If any applicable law requires the deduction or withholding of any tax from any payment to a Holder on its Tandem Preferred Stock, the Company or an applicable withholding agent may withhold such tax.

(c)            All notice periods referred to herein shall commence on the date of the mailing of the applicable notice that initiates such notice period. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(d)            Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e)            Holders of Tandem Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this 17th day of May, 2022.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary